As filed with the U.S. Securities and Exchange Commission on February 25, 2026

Registration No. 333-293339

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

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AMENDMENT NO. 1
TO
FORM F-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

_______________________________________

CALM Chain International Limited

(Exact name of registrant as specified in its charter)

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British Virgin Islands	7361	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

Unit 909 Wing On Centre,

211 Des Voeux Road Central
Sheung Wan, Hong Kong
Tel: +852 3426 2026

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

_______________________________________

c/o Cogency Global Inc.

122 East 42nd Street, 18th Floor

New York, NY 10168

(212) 947-7200

(Name, address, including zip code, and telephone number, including area code, of agent for service)

_______________________________________

Copies to:

William S. Rosenstadt, Esq. Mengyi “Jason” Ye, Esq. Ortoli Rosenstadt LLP 366 Madison Avenue, 3rd Floor New York, NY 10017 Tel: (212) 588-0022	David E. Danovitch, Esq. Charles E. Chambers, Jr., Esq. Sullivan & Worcester LLP 1251 Avenue of the Americas, 19th Floor New York, NY 10020 Tel: (212) 660-3000

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Approximate date of commencement of proposed sale to public: As soon as practicable after the effective date of this Registration Statement.

If any securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company ☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

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†        The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the U.S. Securities and Exchange Commission, acting pursuant to such Section 8(a), may determine.

Explanatory Note

This Amendment No. 1 to the Registration Statement on Form F-1 (File No. 333-293339) of CALM Chain International Limited is being filed for the purpose of filing Exhibit 5.1, Exhibit 8.2, Exhibit 23.1 and Exhibit 23.2. Accordingly, this Amendment No. 1 consists only of the facing page, this explanatory note, Part II of the Registration Statement, the signature pages to the Registration Statement and the filed exhibits. This Amendment No. 1 does not modify any provision of the prospectus that forms a part of the Registration Statement. Accordingly, a preliminary prospectus has been omitted.

PART II — INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 6. Exculpation, Insurance, and Indemnification of Office Holders (Including Directors and Officers)

Section 132 of the BVI Companies Act provides that subject to the memorandum or articles of association of a company, the company may indemnify against all expenses, including legal fees, and against all judgments, fines and amounts paid in settlement and reasonably incurred in connection with legal, administrative or investigative proceedings any person who (a) is or was a party or is threatened to be made a party to any threatened, pending or completed proceedings, whether civil, criminal, administrative or investigative, by reason of the fact that the person is or was a director of the company, or (b) is or was, at the request of the company, serving as a director of, or in any other capacity is or was acting for, another body corporate or a partnership, joint venture, trust or other enterprise, provided that the said person had acted honestly and in good faith and in what he believed to be in the best interests of the company and, in the case of criminal proceedings, the person had no reasonable cause to believe that his conduct was unlawful. Any indemnity given in breach of the foregoing proviso is void and of no effect.

Under our Amended and Restated Memorandum and Articles of Association, we shall indemnify against all expenses, including legal fees, and against all judgments, fines and amounts paid in settlement and reasonably incurred in connection with legal, administrative or investigative proceedings for any person who:

•        is or was a party or is threatened to be made a party to any threatened, pending or completed proceedings, whether civil, criminal, administrative or investigative, by reason of the fact that the person is or was our director; or

•        is or was, at our request, serving as a director of, or in any other capacity is or was acting for, another company or a partnership, joint venture, trust or other enterprise.

These indemnities only apply if the person acted honestly and in good faith with a view to our best interests and, in the case of criminal proceedings, the person had no reasonable cause to believe that his conduct was unlawful.

The underwriting agreement in connection with this Offering also provides for indemnification of us and our officers, directors or persons controlling us for certain liabilities.

We intend to maintain insurance in relation to any of our directors or officers against any liability asserted against the directors or officers and incurred by the directors or officers in that capacity.

We will enter into indemnification agreements with each of our directors and executive officers. Under these agreements, we agree to indemnify our directors and executive officers against certain liabilities and expenses incurred by such persons in connection with claims made by reason of their being a director or officer of our Company.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers or persons controlling us under the foregoing provisions, we have been informed that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. We will enter into certain directors’ and officers’ liability insurance policies upon listing.

Item 7. Recent Sales of Unregistered Securities

On June 10, 2025, CALM Chain International Limited was incorporated as a limited liability company on in BVI.

CALM Chain, adopted by resolutions of director on July 4, 2025, and filed on July 9, 2025, the Amended and Restated Memorandum and Articles of Association to effectuate an increase in the maximum number of authorized ordinary shares from 7,000,000 Ordinary Shares divided into 5,000,000 Class A Ordinary Shares and 2,000,000 Class B Ordinary Shares to 500,000,000 Ordinary Shares divided into 450,000,000 Class A Ordinary Shares and 50,000,000 Class B Ordinary Shares, with 1 Class B Ordinary Share issued and outstanding issued to Mr. Andrew Teh Yao, HO. Immediately after the increase in the maximum number of authorized ordinary shares of the Company on July 10, 2025, the Company issued and allotted an aggregate of 9,000,000 Class A Ordinary Shares at a consideration of US$0.9 and 8,999,999 Class B Ordinary Shares at a consideration of US$0.9 to Mr. Andrew Teh Yao, HO. As a result, 9,000,000 Class A Ordinary Shares and 9,000,000 Class B Ordinary Shares issued and outstanding were issued to Mr. Andrew Teh Yao, HO post-Share Restructuring.

On July 4, 2025, the board of directors also resolved to transfer an aggregate of 6,000,000 Class A Ordinary Shares from Mr. Andrew Teh Yao, HO to eight investors, Keen Link Group Limited, Nice Honour International Investment Limited, Good Equity Limited, Lam MAK, Oasis Dragon Holdings Limited, Prime Kingdom Development Limited, MT Shell Limited, Skyline Crest Holdings Limited, where each investor received 750,000 Class A Ordinary Shares, respectively. The transfer was completed on July 10, 2025.

On January 28, 2026, Mr. Andrew Teh Yao, HO elected to convert an aggregate of 6,500,000 Class B Ordinary Shares into Class A Ordinary Shares on a one-for-one basis. Upon such conversion, 6,500,000 Class B Ordinary Shares held by Mr. Andrew Teh Yao, HO were re-designated as 6,500,000 Class A Ordinary Shares on the same day.

Subsequently, as of the date of this prospectus, 15,500,000 Class A Ordinary Shares and 2,500,000 Class B Ordinary Shares are issued and outstanding, of which 9,500,000 Class A Ordinary Shares and 2,500,000 Class B Ordinary Shares are held by Mr. Andrew Teh Yao, HO, and each of the eight shareholders, Keen Link Group Limited, Nice Honour International Investment Limited, Good Equity Limited, Lam MAK, Oasis Dragon Holdings Limited, Prime Kingdom Development Limited, MT Shell Limited, Skyline Crest Holdings Limited, holds 750,000 Class A Ordinary Shares, respectively.

All references to Class A and Class B Ordinary Shares, share data, per share data, and related information have been retroactively adjusted, where applicable, in this prospectus to reflect the Share Restructuring, as if these events had occurred at the beginning of the earliest period presented.

The transactions were not registered under the Securities Act of 1933, as amended (the “Securities Act”) in reliance on an exemption from registration set forth in Section 4(a)(2) and/or Regulation S thereof.

Item 8. Exhibits and Financial Statement Schedules

(a)     Exhibits.

Exhibit No.	Description
1.1**	Form of Underwriting Agreement
3.1†	Amended and Restated Memorandum and Articles of Association
5.1*	Opinion of Ogier regarding the validity of the ordinary shares being registered and certain BVI tax matters
8.1†	Opinion of David Fong & Co., Solicitors regarding certain Hong Kong tax matters (included in Exhibit 99.1)
8.2*	Opinion of Ogier as to BVI tax matters (included in Exhibit 5.1)
10.1†	Employment Agreement between the Registrant and Andrew Teh Yao, HO, Registrant’s director and Chief Executive Officer and Chair of the Board, dated July 4, 2025
10.2†	Employment Agreement between the Registrant and Irene Man Yi, HO, Registrant’s director, dated July 4, 2025
10.3†	Employment Agreement between the Registrant and Man Chi Brenda, LUI, Registrant’s Chief Financial Officer, dated August 31, 2025
10.4†	License Agreement for Unit 909, 9/F, Wing On Centre, 211 Des Voeux Road Central, dated April 25, 2025, between Harvest Globe Investment Limited and TalentQuest HR Limited.
10.5†	Form of Independent Director Offer Letter
10.6†	Contract of Employment between TalentQuest HR Limited and Man Chi Brenda, LUI, dated January 3, 2025
10.7†	General Terms for the Supply of Products and Services between DBS Bank (Hong Kong) Limited and TalentQuest HR Limited, dated April 1, 2024
10.8†	Service Module: Professional Services between DBS Bank (Hong Kong) Limited and TalentQuest HR Limited, dated October 1, 2025
14.1†	Code of Business Conduct and Ethics
14.2†	Executive Compensation Recovery Policy
14.3†	Insider Trading Policy
21.1†	List of Subsidiaries

Exhibit No.	Description
23.1*	Consent of SRCO Professional Corporation Chartered Professional Accountants
23.2*	Consent of Ogier (included in Exhibit 5.1)
23.3†	Consent of David Fong & Co., Hong Kong counsel to the Registrant (included in Exhibit 99.1)
23.4†	Consent of China Commercial Law Firm, PRC counsel to the Registrant
99.1†	Opinion of David Fong & Co., Hong Kong counsel to the Registrant, regarding certain Hong Kong legal and tax matters
99.2†	Audit Committee Charter
99.3†	Compensation Committee Charter
99.4†	Nominating Committee Charter
99.5†	Consent of Wai Kong, POON, Independent Director Nominee
99.6†	Consent of Fiona, LEE, Independent Director Nominee
99.7†	Consent of Kee Yang Julian, MAN, Independent Director Nominee
99.8†	Consent of Eddie Shing Cheuk, KAM, Independent Director Nominee
107†	Filing Fee Table

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*        Filed herein

**      To be filed via amendment

†        Previously filed

Item 9. Undertakings

(a)     The undersigned registrant hereby undertakes:

(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)     To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)    To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment hereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated firm commitment offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)   To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

(2)    That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)    That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i)     If the Registrant is relying on Rule 430B (§230.430B of this chapter):

(A)    Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B)    Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

(ii)    If the Registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)    That, for the purpose of determining liability of the Registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned Registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)     Any preliminary prospectus or prospectus of the undersigned Registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)    Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Registrant or used or referred to by the undersigned Registrant;

(iii)   The portion of any other free writing prospectus relating to the offering containing material information about the undersigned Registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)   Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser

(6)    To file a post-effective amendment to the registration statement to include any financial statements required by item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided, that the Registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements.

(7)    For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant under Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(8)    For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(b)    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in such Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Hong Kong on February 25, 2026.

CALM Chain International Limited
By:	/s/ Andrew Teh Yao, HO
Andrew Teh Yao, HO
Chief Executive Officer and the Chair of the Board (Principal Executive Officer)

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Mr. Andrew Teh Yao, HO, acting singly as an attorney-in-fact with full power of substitution, for him in any and all capacities, to do any and all acts and all things and to execute any and all instruments which said attorney and agent may deem necessary or desirable to enable the registrant to comply with the Securities Act of 1933, as amended (the “Securities Act”), and any rules, regulations and requirements of the Securities and Exchange Commission thereunder, in connection with the registration under the Securities Act of ordinary shares of the registrant (the “Shares”), including, without limitation, the power and authority to sign the name of each of the undersigned in the capacities indicated below to the Registration Statement on Form F-1 (the “Registration Statement”) to be filed with the Securities and Exchange Commission with respect to such Shares, to any and all amendments or supplements to such Registration Statement, whether such amendments or supplements are filed before or after the effective date of such Registration Statement, to any related Registration Statement filed pursuant to Rule 462(b) under the Securities Act, and to any and all instruments or documents filed as part of or in connection with such Registration Statement or any and all amendments thereto, whether such amendments are filed before or after the effective date of such Registration Statement; and each of the undersigned hereby ratifies and confirms all that such attorney and agent shall do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date
/s/ Andrew Teh Yao, HO	Chief Executive Officer and the Chair of the Board	February 25, 2026
Andrew Teh Yao, HO	(Principal Executive Officer)
/s/ Man Chi Brenda, LUI	Chief Financial Officer	February 25, 2026
Man Chi Brenda, LUI	(Principal Financial and Accounting Officer)
/s/ Irene Man Yi, HO	Director	February 25, 2026
Irene Man Yi, HO

SIGNATURE OF AUTHORIZED AGENT IN THE UNITED STATES

Pursuant to the Securities Act of 1933 as amended, the undersigned, the duly authorized agent in the United States of America, has signed this registration statement thereto in New York, NY on February 25, 2026.

Cogency Global Inc.
By:	/s/ Colleen A. De Vries
Name:	Colleen A. De Vries
Title:	Senior Vice-President on behalf of Cogency Global Inc.